UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.        )

     Filed by the Registrant ☑

     Filed by a Party other than the Registrant ☐

     Check the appropriate box:

     ☐ Preliminary Proxy Statement

     ☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

     ☑ Definitive Proxy Statement

     ☐ Definitive Additional Materials

     ☐ Soliciting Material Pursuant to § 240.14a-12

ERIE FAMILY LIFE INSURANCE COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 19, 2005

To the Holders of Common Stock
of ERIE FAMILY LIFE INSURANCE COMPANY:

     The Annual Meeting of Shareholders (the “Annual Meeting”) of Erie Family Life Insurance Company (the “Company”) will be held at 11:00 a.m., local time, on Tuesday, April 19, 2005, at the Auditorium of the F. W. Hirt-Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530 for the following purposes:

1.	To elect 13 Directors of the Company to serve until the Company’s 2006 Annual Meeting of Shareholders and until their successors are elected; and

2.	To transact such other business as may properly come before the Annual Meeting and any adjournment, postponement or continuation thereof.

     This Notice and Proxy Statement, a form of proxy and the Company’s Annual Report to Shareholders for the year ended December 31, 2004, are being sent to all holders of Common Stock as of the close of business on Friday, February 18, 2005, the record date as established by the Company’s Board of Directors.

     Holders of Common Stock are requested to complete, sign and return the enclosed form of proxy in the envelope provided, whether or not they expect to attend the Annual Meeting in person.

By Order of the Board of Directors,

Jan R. Van Gorder,
Senior Executive Vice President,
Secretary and General Counsel

March 18, 2005
Erie, Pennsylvania

ERIE FAMILY LIFE INSURANCE COMPANY
100 Erie Insurance Place
Erie, Pennsylvania 16530

PROXY STATEMENT

INTRODUCTION

     This Proxy Statement, which is first being mailed to the holders of Common Stock of Erie Family Life Insurance Company (the “Company”) on or about March 18, 2005, is furnished to such holders in connection with the solicitation of proxies by the Board of Directors of the Company from holders of Common Stock to be voted at the Annual Meeting of Shareholders and at any adjournment, postponement or continuation thereof (the “Annual Meeting”). The Annual Meeting will be held at 11:00 a.m., local time, on Tuesday, April 19, 2005 at the Auditorium of the F.W. Hirt-Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530. Holders of Common Stock will also receive a form of proxy in accordance with Securities and Exchange Commission (“SEC”) rules.

     Shares of Common Stock represented by proxies in the accompanying form, if properly signed and returned, will be voted in accordance with the specifications made thereon by the holders of Common Stock. Any proxy representing shares of Common Stock not specifying to the contrary will be voted for the election of the candidates for director named below who were nominated by the Nominating and Governance Committee (the “Nominating Committee”) of the Company’s Board of Directors. See “Other Matters” for a discussion of certain discretionary voting authority. A holder of Common Stock who signs and returns a proxy in the accompanying form may revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by furnishing a duly executed proxy bearing a later date to the Secretary of the Company or by attending the Annual Meeting and advising the Secretary of the Company that such holder intends to vote in person.

     The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. Such solicitation will be made by mail and may also be made on behalf of the Company in person or by telephone by the Company’s regular officers and employees, none of whom will receive special compensation for such services. The Company, upon request therefor, will also reimburse brokers, nominees, fiduciaries and custodians or persons holding shares of Common Stock in their names or in the names of nominees for their reasonable expenses in forwarding the Company’s proxy material to beneficial owners.

     Only holders of Common Stock of record at the close of business on February 18, 2005 are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter to be considered at the Annual Meeting. A majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting for the election of directors. Cumulative voting rights do not exist with respect to the election of directors. The 13 candidates for election as a director who receive the largest number of votes cast by the holders of Common Stock in person or by proxy at the Annual Meeting will be elected as directors. Shares of Common Stock held by brokers or nominees as to which voting instructions have not been received from the beneficial owner or person otherwise entitled to vote and as to which the broker or nominee does not have discretionary voting power, i.e., broker nonvotes, will be treated as not present and not entitled to vote for nominees for election as directors. Abstentions will be treated as the withholding of authority to vote for nominees for election as directors. Abstentions from voting and broker nonvotes will have no effect on the election of directors because they will not represent votes cast at the Annual Meeting and directors are elected by a plurality of the votes cast.

     As of the close of business on February 18, 2005, the Company had 9,450,000 outstanding shares of Common Stock.

     Erie Insurance Exchange (the “Exchange”) owns 5,055,562 shares of Common Stock (53.50%) and Erie Indemnity Company (“EIC”) owns 2,043,900 shares of Common Stock (21.63%) which, because such shares collectively represent 75.13% of the outstanding shares of Common Stock, is sufficient to determine the outcome of any matter submitted to a vote of the holders of the Company’s Common Stock.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth as of February 18, 2005 the amount of the outstanding Common Stock of the Company beneficially owned by (i) each person who is known by the Company to own beneficially more than 5% of the Company’s Common Stock, (ii) each director and candidate for director nominated by the Nominating Committee, (iii) each executive officer named in the Summary Compensation Table and (iv) all executive officers and directors of the Company as a group.

	Shares of	Percentage of
Name of Individual	Common Stock	Outstanding
or Identity of Group	Beneficially Owned(1)(2)	Common Stock(3)
5% or Greater Holders:

Erie Insurance Exchange
Erie, Pennsylvania	5,055,562	53.50%

Erie Indemnity Company
Erie Pennsylvania	2,043,900	21.63%

Directors and Nominees for Director:

Kaj Ahlmann	—	—
John T. Baily	211	—
J. Ralph Borneman, Jr.	1,536	—
Wilson C. Cooney	—	—
Patricia Garrison-Corbin	100	—
John R. Graham	—	—
Jonathan Hirt Hagen	300	—
Susan Hirt Hagen(4)	300	—

	Shares of	Percentage of
Name of Individual	Common Stock	Outstanding
or Identity of Group	Beneficially Owned(1)(2)	Common Stock(3)
C. Scott Hartz	—	—
F. William Hirt(5)	167,034	1.77%
Claude C. Lilly, III	—	—
Jeffrey A. Ludrof	100	—
Jan R. Van Gorder(6)	75	—
Robert C. Wilburn	500	—

Executive Officers(7):

John J. Brinling, Jr.(8)	1,260	—
Philip A. Garcia	1,275	—
Douglas F. Ziegler	570	—
All Directors and Executive Officers as a Group (17 persons)	173,261	1.83%

(1)	Information furnished by the named persons.

(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of securities if the person has, or shares, “voting power,” which includes the power to vote, or to direct the voting of, such securities, or “investment power,” which includes the power to dispose, or to direct the disposition, of such securities. Under these rules, more than one person may be deemed to be the beneficial owner of the same securities. Securities beneficially owned also include securities owned jointly, in whole or in part, or individually by the person’s spouse, minor children or other relatives who share the same home. The information set forth in the above table includes all shares of Common Stock over which the named individuals, individually or together, share voting power or investment power. This table does not reflect shares of Common Stock as to which beneficial ownership is disclaimed.

(3)	Less than 1% unless otherwise indicated.

(4)	Mrs. Hagen owns 300 shares directly. Mrs. Hagen and her husband, Thomas B. Hagen, are limited partners of the Hagen Family Limited Partnership and Thomas B. Hagen is the general partner. As the general partner of the Hagen Family Limited Partnership, Thomas B. Hagen has sole voting power and investment power over the shares owned by the partnership. Mrs. Hagen disclaims beneficial ownership of 154,182 shares (1.63%) held in the Hagen Family Limited Partnership and the 300 shares held by Thomas B. Hagen.

(5)	Mr. Hirt owns 100 shares directly and 166,934 shares indirectly through the Hirt Family Limited Partnership. Mr. Hirt is the general and a limited partner of the Hirt Family Limited Partnership. As the general partner of the Hirt Family Limited Partnership, Mr. Hirt has the sole right to vote such shares.

(6)	Of this total, 30 shares are held directly by Mr. Van Gorder and each of his three sons owns 15 shares.

(7)	Excludes Mr. Ludrof and Mr. Van Gorder, who are listed under “Directors and Nominees for Director.”

(8)	Includes 630 shares held directly by Mr. Brinling, 315 shares held in an Individual Retirement Account for Mr. Brinling and 315 shares held in an Individual Retirement Account for his wife.

PROPOSAL 1 – ELECTION OF DIRECTORS

Introduction

     The election of directors of the Company by the holders of its Common Stock is governed by provisions of the Pennsylvania Insurance Holding Companies Act (the “Holding Companies Act”) in addition to provisions of the Pennsylvania Business Corporation Law of 1988 (the “BCL”), the Pennsylvania Associations Code and the Company’s Bylaws. The following discussion summarizes these statutory provisions and describes the process undertaken by the Nominating Committee in connection with the nomination of candidates for election as directors by the holders of Common Stock at the Annual Meeting.

Background of the Company’s Nominating Committee

     Section 1405(c)(4) of the Holding Companies Act, which applies to the Company, provides that the board of directors of a domestic insurer must establish one or more committees comprised solely of directors who are not officers or employees of the insurer or of any entity controlling, controlled by or under common control with the insurer and who are not beneficial owners of a controlling interest in the voting stock of the insurer or any such entity. Such committee or committees must have responsibility for, among other things, nominating candidates for director for election by the shareholders.

     The Company’s Bylaws are consistent with this statutory provision and provide that (i) the Company’s Board of Directors must appoint annually a Nominating Committee that consists of not less than three directors who are not officers or employees of the Company or of any entity controlling, controlled by or under common control with the Company and who are not beneficial owners of a controlling interest in the voting securities of the Company and (ii) the Nominating Committee must, prior to each annual meeting of shareholders, determine and nominate candidates for the office of director of the Company to be elected by the shareholders to serve terms as established by the Bylaws and until their successors are elected.

     In accordance with the Company’s Bylaws, on April 28, 2004, the Company’s Board of Directors designated a Nominating Committee consisting of Patricia Garrison-Corbin, Chair, Kaj Ahlmann, Wilson C. Cooney, John R. Graham and Samuel P. Katz. Mr. Katz subsequently resigned from the Company’s Board of Directors on May 27, 2004 and this vacancy on the Nominating Committee was not filled. Consistent with the Holding Companies Act, none of these persons is an officer or employee of the Company or of any entity controlling, controlled by or under common control with the Company or a beneficial owner of a controlling interest in the voting stock of the Company or any such entity. Each member of the Nominating Committee is an independent director as defined in the rules of the Nasdaq Stock Market® (“Nasdaq”).

Nominating Procedures

     The Nominating Committee has no specific minimum qualifications that must be met by candidates for election to the Board of Directors and, except as may be required by rules promulgated by the SEC or the Holding Companies Act, the Nominating Committee may take into account such factors as it deems appropriate. The Nominating Committee generally bases its nominations on the general needs of the Company as well as the specific attributes of candidates that would add to the overall effectiveness of the Board of Directors. Specifically, among the significant factors that the Nominating Committee may take into consideration are judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of the other directors and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board of Directors.

     In identifying and evaluating the individuals that it selects, or recommends that the Board of Directors select, as director nominees, the Nominating Committee utilizes the following process:

•	The Nominating Committee reviews the qualifications of any candidates who have been recommended by a shareholder in compliance with the Company’s Bylaws, individual members of the Board of Directors or, if the Nominating Committee determines, a search firm. The Nominating Committee may consider candidates who have been identified by management, but is not required to do so.

•	The Nominating Committee evaluates the performance and qualifications of individual members of the Board of Directors eligible for re-election at the annual meeting of shareholders.

•	The Nominating Committee considers the suitability of each candidate, including the current members of the Board of Directors, in light of the current size and composition of the Board of Directors and the above discussed significant factors.

•	After such review and consideration, the Nominating Committee determines a slate of director nominees.

•	The Nominating Committee endeavors to notify, or cause to be notified, all director candidates of its decision as to whether to nominate such individual for election to the Board of Directors.

Actions Taken by the Nominating Committee

     The Nominating Committee met on January 24, 2005 for the purpose of evaluating the performance and qualifications of the current members of its Board of Directors and nominating candidates for election as directors by the holders of Common Stock at the Annual Meeting. At the

Company’s 2004 Annual Meeting of Shareholders, its holders of Common Stock elected 15 directors. Two of these directors, Samuel P. Katz and Samuel P. Black, III, resigned on May 27, 2004 and December 8, 2004, respectively, and these vacancies on the Board of Directors were not filled. In addition, Jan Van Gorder notified the Nominating Committee on December 13, 2004 of his intention not to stand for re-election as a director of the Company.

     The Company’s Bylaws provide that the Board of Directors shall consist of not less than 7, nor more than 16, directors, with the exact number to be fixed from time to time by resolution of the Board of Directors. The Nominating Committee recommended at its January 24, 2005 meeting that the size of the Company’s Board of Directors be set at 12 persons. The Board of Directors, by resolution, set the number of directors to be elected at the Annual Meeting at 12.

     On January 25, 2005, the Board of Directors accepted the Report of the Nominating Committee and approved the nomination of Kaj Ahlmann, John T. Baily, J. Ralph Borneman, Jr., Wilson C. Cooney, Patricia Garrison-Corbin, John R. Graham, Susan Hirt Hagen, C. Scott Hartz, F. William Hirt, Claude C. Lilly, III, Jeffrey A. Ludrof and Robert C. Wilburn for election as directors by the holders of the Company’s Common Stock at the Annual Meeting.

     On February 16, 2005, the Hagen Family Limited Partnership, a holder of the Company’s Common Stock, proposed the nomination of Jonathan Hirt Hagen as a candidate for election as a director of the Company at the Annual Meeting. The Nominating Committee considered the proposal and recommended to the Board of Directors that the number of directors to be elected be increased to 13, and that Jonathan Hirt Hagen be nominated for election. At its meeting on February 22, 2005, the Board of Directors accepted the recommendation of the Nominating Committee to increase the size of the Board of Directors to 13 and to add Jonathan Hirt Hagen as a candidate for election as a director of the Company.

Candidates for Election

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the nominees named below, all of whom were nominated by the Nominating Committee. With the exception of Jonathan Hirt Hagen, all of the nominees are currently directors of the Company. If a nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee selected by the Nominating Committee of the Board of Directors. The Board of Directors has no reason to believe the nominees named will be unable to serve if elected. Any vacancy occurring on the Board of Directors for any reason may be filled by a majority vote of the directors then remaining in office until the next succeeding annual meeting of the Company’s shareholders.

     The names of the candidates for director nominated by the Nominating Committee, together with certain information regarding them, are as follows:

			Director
	Age	Principal Occupation	of the
	as of	for Past Five Years and	Company
Name	4/1/05	Positions with Erie Insurance Group	Since
Kaj Ahlmann (3)(4)	54	Advisory Board Member, Sapiens International, 2004 to present; Chairman, Danish Re Group, a property and casualty reinsurer, 2002 to 2004; Chairman and Chief Executive Officer, Inreon, internet reinsurance venture, 2001 to 2003; Chairman of the Board, Hampton Re, a life reassurance company, 2001 to 2003; Vice Chairman, E.W. Blanch Holdings, Inc., 1999 to 2001; Director, the Company, Erie Insurance Co. and EIC.	2003

John T. Baily (1)(2C)(6)	61	Retired since December 31, 2002; President, Swiss Re Capital Partners, 1999 to 2002; Partner, PricewaterhouseCoopers LLP, 1976 to 1999; Director, the Company, Erie Insurance Co., EIC, Endurance Specialty Holdings, Ltd., NYMAGIC, Inc. and RLI Corp.	2003

J. Ralph Borneman, Jr. CIC (4)	66	President, Chief Executive Officer and Chairman of the Board, Body-Borneman Associates, Inc., insurance agency; President, Body-Borneman, Ltd. and Body-Borneman, Inc., insurance agencies, since 1967; Director, the Company, EIC, Erie Insurance Co., Erie Insurance Company of New York (“Erie NY”) and National Penn Bancshares.	1992

Wilson C. Cooney (3)(4)	70	Chairman, ForcesGroup, Ltd., insurance and financial services group, 2000 to present; Chairman, Cooney Group, LLC, leadership and business consulting, 1999 to present; Deputy Chief Executive Officer, United Services Automobile Association, 1998 to 1999; President – Property/Casualty Group, United Services Automobile Association, 1995 to 1998; Lead Director, the Company, EIC and Erie Insurance Co.; and Director, Safelite Group.	2003

			Director
	Age	Principal Occupation	of the
	as of	for Past Five Years and	Company
Name	4/1/05	Positions with Erie Insurance Group	Since
Patricia Garrison-Corbin (1)(4C)(6)	57	President, P.G. Corbin & Company, Inc., financial advisory services and municipal finance, 1986 to present; President and Chief Executive Officer, P.G. Corbin Asset Management, Inc., fixed income investment management, 1987 to present; Chairman, Delancey Capital Group, LP, equity investment management, 1996 to present; Chairman, P.G. Corbin Group, Inc., investment and financial advisory services, 1996 to present; Director, the Company, Erie Insurance Co., EIC and FairPoint Communications, Inc.	2000

John R. Graham (1)(2)(6C)	59	Executive-in-Residence and Professor of Finance, College of Business Administration, Kansas State University, 2000 to present; Chairman of the Board of Directors, President and Chief Executive Officer, Graham Capital Management, Inc., 1997 to present; Owner, Graham Ventures, business consulting and education services, 1970 to present; Chief Executive Officer, Kansas Farm Bureau (“KFB”) Services, Inc., KFB Life Insurance Company, Farm Bureau Mutual Insurance Company, KFB Insurance Company and FB Services Insurance Agency, Inc., 1979 to 1999; Chairman of the Board and Chief Executive Officer, FB Capital Management of Kansas, a registered investment advisor, 1994 to 1999; Director, the Company, Erie Insurance Co., EIC and Tortoise Energy Infrastructure Corporation.	2003

Jonathan Hirt Hagen	42	Vice Chairman, Custom Group Industries, machining, manufacturing and fabrication companies, 1997 to present; private investor, 1990 to present.	—

			Director
	Age	Principal Occupation	of the
	as of	for Past Five Years and	Company
Name	4/1/05	Positions with Erie Insurance Group	Since
Susan Hirt Hagen (1)(5C)	69	Co-Trustee of the H.O. Hirt Trusts since 1967; private investor, 1989 to present; Director, the Company, EIC and Erie Insurance Co.	1980

C. Scott Hartz (2)(6)	59	Senior Managing Director, SCIUS Capital Group, LLC, 2002 to present; Chief Executive Officer, Hartz Group, IT and technology consulting, 2002 to present; Chief Executive Officer, PwC Consulting, 1995 to 2002; Director, the Company, Erie Insurance Co., EIC, Siebel Systems and Alien Technologies, Inc.	2003

F. William Hirt, CPCU (1C)(5)	79	Chairman of the Board of the Company, EIC, Erie Insurance Co., EI P&C and Flagship since September 1993; Chairman of the Board of Erie NY since April 1994; Chairman of the Executive Committee of the Company and EIC since November 1990; Interim President and Chief Executive Officer of the Company, EIC, Erie Insurance Co., EI P&C, Flagship and Erie NY from January 1, 1996 to February 12, 1996; Chairman of the Board, Chief Executive Officer and Chairman of the Executive Committee of the Company, EIC and Erie Insurance Co. for more than five years prior thereto; Co-Trustee of the H.O. Hirt Trusts; Director, the Company, EIC, Erie Insurance Co., EI P&C, Erie NY and Flagship.	1965

Claude C. Lilly, III, Ph.D., CPCU, CLU (2)(6)	58	Dean, Belk College of Business Administration, University of North Carolina Charlotte, July 1998 to present; James H. Harris Chair of Risk Management and Insurance, Belk College of Business Administration, University of North Carolina Charlotte, August 1997 to present; Director, the Company, Erie Insurance Co., EIC and FairPoint Communications, Inc.	2000

			Director
	Age	Principal Occupation	of the
	as of	for Past Five Years and	Company
Name	4/1/05	Positions with Erie Insurance Group	Since
Jeffrey A. Ludrof (1)(5)	45	President and Chief Executive Officer of the Company, EIC, Erie Insurance Co., Erie NY, EI P&C and Flagship since 2002; Executive Vice President — Insurance Operations of EIC, Erie Insurance Co., Erie NY, EI P&C and Flagship from 1999 to 2002; Senior Vice President of EIC, Erie Insurance Co., Erie NY, EI P&C and Flagship from 1994 to 1999; an officer in various capacities from 1989 to 1994; Director of the Company, Erie Insurance Co., EIC, Erie NY, EI P&C and Flagship.	2002

Robert C. Wilburn (1)(2)(3C)	61	President and Chief Executive Officer, Gettysburg National Battlefield Museum Foundation since 2000; Distinguished Service Professor, Carnegie Mellon University 1999 to 2000; Director, the Company, Erie Insurance Co., EIC and Harsco, Inc.	1999

(1)	Member of the Executive Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Executive Compensation and Development Committee (the “Compensation Committee”).

(4)	Member of the Nominating Committee.

(5)	Member of the Charitable Giving Committee.

(6)	Member of the Investment Committee.

C	Designates Committee Chairperson.

     The Board of Directors met five times in 2004. The standing committees of the Board of Directors are the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating Committee, the Charitable Giving Committee and the Investment Committee.

     The Executive Committee, which met once during 2004, has the authority, subject to certain limitations, to exercise the power of the Board of Directors between regular meetings.

     The Audit Committee met eight times in 2004. Consistent with Section 1405(c)(4) of the Holding Companies Act and the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Audit Committee has responsibility for the selection of independent registered public accountants, reviewing the scope and results of the audit and reviewing the adequacy of the Company’s accounting, financial, internal and operating controls.

     The Audit Committee operates pursuant to a written charter, a copy of which may be viewed on the Company’s website at: http://www.erieinsurance.com.

     The Compensation Committee met eight times in 2004. Consistent with Section 1405(c)(4) of the Holding Companies Act and the Company’s Bylaws, the Compensation Committee has responsibility for recommending to the Board of Directors, at least annually, the competitiveness and appropriateness of the salaries, variable compensation, short- and long-term incentive plan awards, terms of employment, non-qualified retirement plans, severance benefits and perquisites of the Chief Executive Officer and Executive Vice Presidents of the Company and such other named executives as required by rules of the SEC or Nasdaq listing standards and such other responsibilities as the Board of Directors may designate. See “Executive Compensation–Compensation Committee Interlocks and Insider Participation.”

     The Compensation Committee operates pursuant to a written charter, a copy of which is included as an Appendix to this Proxy Statement. The Compensation Committee charter may also be viewed on the Company’s website at: http://www.erieinsurance.com.

     The Nominating Committee met 15 times in 2004. Consistent with Section 1405(c)(4) of the Holding Companies Act and the Company’s Bylaws, the Nominating Committee has responsibility for:

•	identification of individuals believed to be qualified to become Board members and to recommend to the Board the nominees to stand for election as directors;

•	identification of Board members qualified to fill vacancies on any committee of the Board; and

•	evaluation of the procedures and process by which each committee of the Board undertakes to self-evaluate such committee’s performance .

     The Nominating Committee operates pursuant to a written charter, a copy of which may be viewed on the Company’s website at: http://www.erieinsurance.com.

     The Charitable Giving Committee, which met five times in 2004, has responsibility for recommending to the Chief Executive Officer charitable gifts by the Company within a budgetary limit established by the Board of Directors.

     The Investment Committee, which met eight times in 2004, has responsibility for assisting the Company’s Board of Directors in its general oversight of the investments of the Company.

     All directors hold office until their respective successors are elected or until their earlier death, resignation or removal. Officers serve at the discretion of the Board of Directors. There are no family relationships between any directors or executive officers of the Company, except that Mr. Hirt, Chairman of the Board, Chairman of the Executive Committee and a director, is the brother of Mrs. Hagen, a director, and Jonathan Hirt Hagen, a nominee for director, is the son of Susan Hirt Hagen.

     During 2004, each director attended more than 75% of the number of meetings of the Board of Directors and the standing committees of the Board of Directors of which such director was a member.

     The Board of Directors recommends a vote FOR the 13 candidates for director nominated by the Nominating Committee.

DIRECTOR - SHAREHOLDER COMMUNICATIONS

     Shareholders of the Company may communicate with the Board of Directors through the Company’s Secretary. Shareholders who wish to express any concerns to any of the Company’s directors may do so by sending a description of those concerns in writing addressed to a particular director, or in the alternative, to “Non-management Directors” as a group, care of the Company’s Secretary at the Company’s headquarters, 100 Erie Insurance Place, Erie, Pennsylvania 16530. All such communications that are received by the Company’s Secretary will be promptly forwarded to the addressee or addressees set forth in the communication.

     Recognizing that director attendance at the Company’s Annual Meeting can provide the Company’s shareholders with an opportunity to communicate with Board members about issues affecting the Company, the Company actively encourages its directors to attend the Annual Meeting. In 2004, all of the Company’s directors attended the Annual Meeting.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation during the fiscal years ended December 31, 2004, 2003 and 2002 of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company during 2004 for services rendered in all capacities to Erie Insurance Group (the Company, EIC, the Exchange and their subsidiaries and affiliates). The Company, EIC, the Exchange and their subsidiaries and affiliates allocate total compensation costs among the members of the Erie Insurance Group according to various formulas. The Company’s share of total compensation expense in 2004 as shown below was 18.29%. Dollar amounts indicated are pre-individual income taxes.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
					Awards	Payouts
				Other Annual	Restricted	LTIP		All Other
Name and				Compensation	Stock	Payments		Compensation
Principal Position	Year	Salary($)	Bonus($)(1)	($)(2)	Awards($)(3)	($)(4)		($)(5)
Jeffrey A. Ludrof	2004	653,746	896,869	7,939	142,307	209,182	(6)	26,150
President and Chief	2003	644,992	323,086	6,356	125,953	147,406		30,661
Executive Officer	2002	521,544	560,109	4,380	85,284	102,927		38,588

Jan R. Van Gorder	2004	437,758	484,907	13,417	184,573	284,414	(6)	17,510
Senior Executive Vice	2003	433,270	156,757	12,243	172,571	222,580		17,331
President, Secretary and	2002	476,675	311,255	9,587	120,927	177,740		36,135
General Counsel

Philip A. Garcia	2004	337,859	358,526	8,410	134,737	206,420	(6)	13,514
Executive Vice President	2003	332,307	118,709	7,272	125,953	154,381		13,292
and Chief Financial Officer	2002	314,057	231,741	5,350	86,625	107,146		12,563

John J. Brinling, Jr.	2004	287,259	339,669	10,032	127,009	199,491	(6)	15,291
Executive Vice President,	2003	284,787	101,107	8,704	122,182	154,993		18,941
EFL	2002	281,836	180,928	5,983	85,610	121,103		31,252

Douglas F. Ziegler	2004	278,250	248,397	5,282	74,229	112,380	(6)	11,130
Senior Vice President,	2003	265,000	126,982	4,991	69,376	98,873		10,600
Treasurer and Chief	2002	258,848	170,621	4,386	45,833	84,960		10,354
Investment Officer

(1)	The amounts indicated in the “Bonus” column represent amounts earned by the named executives under EIC’s current Annual Incentive Plan (the “Incentive Plan”). The purpose of the Incentive Plan is to promote the best interests of the Exchange while enhancing the Company’s shareholder value by basing a portion of selected employees’ compensation on the performance of such employee and Erie Insurance Group. Performance measures are established by the Compensation Committee based on the attainment of certain predetermined Company performance goals. In 2003, EIC negotiated the termination of all split-dollar life insurance arrangements with its officers, was repaid for all premiums previously paid by EIC and replaced the split-dollar life insurance arrangements with Insurance Bonus Agreements. Included in the “Bonus” column are premiums paid under the

Insurance Bonus Agreements for Messrs. Ludrof, Van Gorder, Garcia, Brinling and Ziegler that totaled $44,017, $42,201, $22,581, $46,907 and $0, in 2004, respectively, and $31,494, $3,535, $0, $4,196 and $0 in 2003, respectively. Premiums paid during 2002 under the split-dollar life insurance arrangement are described in footnote 5 to this table. The amounts indicated also include reimbursement for perquisites in the amounts of $7,921, $7,428, $0, $6,948 and $0 in 2004; $0, $7,217, $5,861, $11,778 and $0 in 2003 and $10,634, $11,365, $8,739, $7,069 and $0 in 2002 for Messrs. Ludrof, Van Gorder, Garcia, Brinling and Ziegler, respectively.

(2)	Amounts indicated in the “Other Annual Compensation” column include the taxable value of group life insurance policies in excess of $50,000 and the associated tax reimbursement for the named executive officers. Amounts also include dividends paid on shares under the Long-Term Incentive Plan adopted by EIC in 1997 (the “Initial LTIP”).

(3)	The “Restricted Stock Awards” column represents Initial LTIP benefits expressed in dollar amounts using the closing price of EIC Class A Common Stock as of the end of the respective year ($52.57 at December 31, 2004, $42.38 at December 31, 2003 and $36.26 at December 31, 2002) that remain restricted at the end of the year. The number of shares awarded to Messrs. Ludrof, Van Gorder, Garcia, Brinling and Ziegler, respectively, were: 2,707, 3,511, 2,563, 2,416 and 1,412 for 2004; 2,972, 4,072, 2,972, 2,883 and 1,637 for 2003 and 2,352, 3,335, 2,389, 2,361 and 1,264 for 2002. See “–Long-Term Incentive Plans” for a detailed description of the EIC’s Initial LTIP and the Long-Term Incentive Plan EIC adopted in 2004 (the “New LTIP”). Initial LTIP dividends earned in the current year are reported in “Other Annual Compensation” when paid or in “All Other Compensation” when deferred.

(4)	The “LTIP Payments” column represents benefits under the Initial LTIP that became unrestricted at the end of 2004. The shares for 2002 were distributed in January 2003, the shares for 2003 were distributed in January 2004 and the shares for 2004 were distributed in January 2005. All of such shares were valued using the actual share price at the time of distribution. The number of shares distributed after withholding for income taxes for 2004 for Messrs. Ludrof, Van Gorder, Garcia, Brinling and Ziegler were 2,479, 3,122, 2,235, 2,310 and 1,166, respectively; 3,508, 3,402, 2,176, 2,485 and 1,393, for 2003, respectively; and 2,830, 2,744, 1,654, 2,257 and 1,311, for 2002, respectively. Mr. Brinling deferred the distribution of 531 shares in 2003 (valued using the share price as of December 31, 2003) and 1,076 shares in 2002 (valued using the share price as of December 31, 2002).

(5)	Amounts shown in the “All Other Compensation” column include matching contributions made by EIC pursuant to EIC’s Employee Savings Plan, expenses for spousal travel and deferred dividends and related earnings. For 2004, matching contributions made by EIC to the Employee Savings Plan amounted to $26,150, $17,510, $13,514, $11,490 and $11,130 on behalf of Messrs. Ludrof, Van Gorder, Garcia, Brinling and Ziegler, respectively. For 2003, matching contributions made by EIC to the Employee Savings Plan amounted to $25,800, $17,331, $13,292, $11,391 and $10,600 on behalf of Messrs. Ludrof, Van Gorder, Garcia, Brinling and Ziegler, respectively. For 2002, matching contributions made by EIC to the Employee Savings Plan amounted to $20,862, $19,067, $12,563, $11,274 and $10,354 on behalf of Messrs. Ludrof, Van Gorder, Garcia, Brinling and Ziegler, respectively. In 2003, EIC negotiated the termination of all split-dollar life insurance arrangements with its officers, was repaid for all premiums previously paid by EIC and replaced the arrangements with Insurance Bonus Agreements. See footnote 1 to this table for amounts paid under the Insurance Bonus Agreements for 2003 and 2004. Premiums paid during 2002 for split dollar life insurance policies for Messrs. Ludrof, Van Gorder, Garcia, Brinling and Ziegler, respectively, were: $17,726, $17,068, $0, $17,436 and $0. Expenses for spousal travel were $4,861 and $4,461 for Messrs. Ludrof and Brinling, respectively, in 2003. Mr. Brinling also deferred dividends of $2,774, $2,451 and $2,192 and interest on deferred dividends of $1,027, $638 and $350 in 2004, 2003 and 2002, respectively.

(6)	Amounts shown in the Restricted Stock Awards column are paid in three annual installments beginning with the year in which the award is made. The amounts shown are for stock that will become unrestricted at December 31, 2005 and 2006. Accordingly, amounts shown in the LTIP Payments column include payments of stock from the awards made in 2004, 2003 and 2002 under the Initial LTIP.

Agreements with Executive Officers

     EIC, on behalf of Erie Insurance Group, has employment agreements with the following of the Company’s senior executive officers: Jeffrey A. Ludrof, President and Chief Executive Officer; Jan R. Van Gorder, Senior Executive Vice President, Secretary and General Counsel; Philip A. Garcia, Executive Vice President and Chief Financial Officer; John J. Brinling, Jr., Executive Vice President of the Company; and Douglas F. Ziegler, Senior Vice President, Treasurer and Chief Investment Officer. The employment agreements have the following principal terms:

     (a) A four-year term for Mr. Ludrof expiring December 15, 2007 and a two-year term for Messrs. Van Gorder, Garcia, Brinling and Ziegler expiring December 15, 2005, unless the agreement is theretofore terminated in accordance with its terms, with or without Cause (as defined in the agreement), or due to the disability or death of the officer or notice of nonrenewal is given by EIC or the executive 30 days before any anniversary date;

     (b) A minimum annual base salary at least equal to the executive’s annual base salary at the time the agreement was executed, subject to periodic review to reflect the executive’s performance and responsibilities, competitive compensation levels and the impact of inflation;

     (c) The eligibility of the executive under EIC’s incentive compensation programs and employee benefit plans;

     (d) The establishment of the terms and conditions upon which the executive’s employment may be terminated by EIC and the compensation of the executive in such circumstances. The agreements provide generally, among other things, that if the employment of an executive is terminated without Cause by EIC or by the executive for Good Reason (as defined in the agreement) then the executive shall be entitled to receive: (i) an amount equal to the sum of three times the executive’s highest annual base salary during the preceding three years plus an amount equal to three times the total of the executive’s highest award during the preceding three years under any EIC annual incentive plan; (ii) any award or other compensation to which the executive is entitled under any EIC LTIP; (iii) continuing participation in any employee benefit plans for a period of three years following termination to the extent the executive and his or her dependents were eligible to participate in such programs immediately prior to the executive’s termination and (iv) immediate vesting and nonforfeitability of accrued benefits under EIC’s Supplemental Retirement Plan for Certain Members of the Erie Insurance Group Retirement Plan for Employees (the “SERP”), including an unreduced benefit for early retirement before age 65, and a gross-up for income taxes on the annuity and/or lump sum payment of the retirement benefit;

     (e) A cash payment (a “Gross-Up Payment”) equal to the then current rate of tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) multiplied by the total of the amounts paid or payable, including the Gross-Up Payment, which are deemed to be a part of an “excess parachute payment” as that term is defined in Sections 4999 and 280G of the Code;

     (f) Provisions relating to confidentiality and nondisclosure following an executive’s termination; and

     (g) An agreement by the executive not to compete with EIC for a period of one year following his or her termination, unless such termination was effected by EIC without Cause.

Stock Options and Stock Appreciation Rights

     The Company does not have a stock option plan, nor has it ever granted any stock option or stock appreciation right to any of the persons named in the Summary Compensation Table.

Long-Term Incentive Plans

     In 1997, EIC adopted the Initial LTIP, which was designed to enhance the growth and profitability of the Erie Insurance Group by providing the incentive of long-term rewards to key employees who are capable of having a significant impact on the performance of the Erie Insurance Group, to attract and retain employees of outstanding competence and ability and to further align the interests of such employees with those of the shareholders of the Erie Insurance Group. The Initial LTIP was approved by the holders of EIC’s Class B Common Stock in 1997 as a performance-based plan under Code, and its continuation was approved by EIC’s Class B shareholders at its 2002 Annual Meeting of Shareholders in satisfaction of the requirements of the Code. The Initial LTIP was amended at EIC’s 2003 Annual Meeting of Shareholders to increase the maximum value of the phantom share units that could be earned by a participant in any performance award from $500,000 to $1,000,000 and at the same time was reapproved by EIC’s Class B shareholders. Each participant is granted awards of phantom share units under the Initial LTIP based upon a target award calculated as a percentage of the participant’s base salary. The total value of any phantom share units is determined at the end of the performance period based upon the growth in EIC’s retained earnings. Each participant is then entitled to receive restricted shares of EIC Class A Common Stock equal to the dollar value of the phantom share units at the end of the performance period. The vesting period for the restricted shares of Class A Common Stock issued to each executive is three years after the end of the performance period. If a participant ceases to be an employee prior to the end of the performance period for reasons other than retirement, death or disability, the participant forfeits all phantom share units awarded. If a participant ceases to be an employee after the end of the performance period but prior to the end of the vesting period for reasons other than retirement, death or disability, the participant forfeits all unvested restricted shares previously granted. Because the EIC Board of Directors and holders of its Class B Common Stock approved a new long-term incentive plan described below, no further awards will be made under the Initial LTIP and the last performance period under the Initial LTIP will be 2003-2005.

     In 2004, the Compensation Committee recommended the adoption of the New LTIP to replace the Initial LTIP. EIC’s Board of Directors adopted the New LTIP and, in accordance with the Code and Nasdaq rules, the holders of EIC Class B Common Stock approved the New LTIP at EIC’s 2004 Annual Meeting. The New LTIP became effective March 2, 2004. The New LTIP is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is authorized to grant restricted performance shares to participants. Restricted performance shares represent a right to receive shares of Class A Common Stock based on the achievement, or the level of achievement, during a specified performance period of one or more performance goals established by the Compensation Committee at the time of the award. At the time restricted performance shares are granted, the Compensation Committee will specify in writing (1) the performance goals applicable to the award, the weighing of such goals and the performance period during which the achievement, or the level of achievement, of the performance goals are to be measured, (2) the number of shares of Class A Common Stock that may be earned by the participant based on the achievement, or the level of achievement, of the performance goals or the formula by which such amount shall be determined and (3) such other terms and conditions as the Compensation Committee determines to be appropriate. Following completion of the applicable performance period, the Compensation Committee will determine whether the applicable performance goals were achieved, or the level of such achievement, and the number of shares, if any, earned by the participant based upon such performance. The participant will then be issued the number of shares of EIC Class A Common Stock earned pursuant to the award of restricted performance shares for the relevant performance period. If a participant ceases to be an employee of EIC, its subsidiaries and affiliates prior to the end of a performance period by reason of death, disability or normal or early retirement (as defined in the EIC’s qualified pension plan for employees), the participant may receive all or such portion of his or her award as may be determined by the Compensation Committee in its discretion; however, a participant will not receive less than the total number of shares of Class A Common Stock earned pursuant to such restricted performance shares held by such participant based upon performance during the reduced performance period that is deemed to end on the last day of the year in which employment terminates. If a participant ceases to be an employee of EIC, its subsidiaries and affiliates prior to the end of a performance period for any reason other than death, disability or normal or early retirement, the participant may receive all or such portion of his or her award as may be determined by the Compensation Committee in its discretion. A participant who is terminated for cause is not entitled to receive payment of any award for any performance period. The maximum number of shares of Class A Common Stock that may be earned under the New LTIP by any single participant during any one calendar year is limited to 250,000 shares.

     The following table sets forth target awards granted under the Initial LTIP and the New LTIP to each person named in the Summary Compensation Table, all current executive officers as a group and all employees other than the executive officers as a group (i) for the three-year performance period of 2004 to 2006 under the New LTIP, (ii) for the three-year performance period of 2003 to 2005 under the Initial LTIP and (iii) for the three-year performance period of 2002 to 2004 under the Initial LTIP.

LONG-TERM INCENTIVE PLAN
AWARDS IN LAST FISCAL YEAR

	Number of Shares, Units or		Performance
	Other Rights(#)		or Other
	Phantom	Restricted	Period Until	Estimated Future Payouts Under
	Share	Performance	Maturation	Non-Stock Price-Based Plans
Name	Units (1)	Shares (2)	or Payout	Threshold	Target($)	Maximum
Jeffrey A. Ludrof	73,980	N/A	2002-2004	0	560,906	(3)
	61,124	N/A	2003-2005	0	605,320	(3)
	N/A	15,926	2004-2006	0	653,746	(4)

Jan R. Van Gorder	30,832	N/A	2002-2004	0	233,762	(3)
	25,021	N/A	2003-2005	0	247,787	(3)
	N/A	6,932	2004-2006	0	284,543	(4)

Philip A. Garcia	24,381	N/A	2002-2004	0	184,855	(3)
	20,160	N/A	2003-2005	0	199,644	(3)
	N/A	5,350	2004-2006	0	219,608	(4)

John J. Brinling, Jr.	20,817	N/A	2002-2004	0	157,835	(3)
	16,575	N/A	2003-2005	0	164,148	(3)
	N/A	4,199	2004-2006	0	172,355	(4)

Douglas F. Ziegler	16,487	N/A	2002-2004	0	125,000	(3)
	13,380	N/A	2003-2005	0	132,500	(3)
	N/A	4,406	2004-2006	0	180,863	(4)

Executive Officer	249,673	N/A	2002-2004	0	1,892,992	(3)
Group	147,494	N/A	2003-2005	0	1,460,664	(3)
	N/A	40,043	2004-2006	0	1,643,666	(4)

Non-Executive	116,811	N/A	2002-2004	0	885,641	(3)
Officer Employee	85,828	N/A	2003-2005	0	849,974	(3)
Group	N/A	27,741	2004-2006	0	1,138,550	(4)

(1)	Reflects awards under the Initial LTIP.

(2)	Reflects awards under the New LTIP.

(3)	An executive’s target award is established by the Compensation Committee. Under the Initial LTIP, the actual value of an executive’s phantom share units at the end of a performance period may be more or less than the executive’s target amount. However, the maximum value of phantom share units earned by an executive for each of the 2002-2004 and 2003-2005 performance periods is $500,000.

(4)	An executive’s target award is established by the Compensation Committee. Under the New LTIP, the actual number and value of the shares of Class A Common Stock paid to an executive for restricted performance shares at the end of a performance period may be more or less than the executive’s target. However, the number of shares of EIC Class A Common Stock issued to an executive for his or her restricted performance shares may not exceed 250,000 shares at the end of a performance period.

Pension Plan

     The following table sets forth the estimated total annual benefits payable upon retirement at age 65 under the Erie Insurance Group Retirement Plan for Employees and the SERP (collectively, the “Retirement Plans”).

PENSION PLAN TABLE

	Years of Service
Remuneration	15	20	25	30
$250,000	$75,000	$100,000	$125,000	$150,000
300,000	90,000	120,000	150,000	180,000
350,000	105,000	140,000	175,000	210,000
400,000	120,000	160,000	200,000	240,000
450,000	135,000	180,000	225,000	270,000
500,000	150,000	200,000	250,000	300,000
550,000	165,000	220,000	275,000	330,000
600,000	180,000	240,000	300,000	360,000
650,000	195,000	260,000	325,000	390,000
700,000	210,000	280,000	350,000	420,000
750,000	225,000	300,000	375,000	450,000
800,000	240,000	320,000	400,000	480,000

     The compensation covered by the Retirement Plans is the base salary reported in the Summary Compensation Table.

     Under the Retirement Plans, credited years of service is capped at 30 years. Credited years of service for each of the individuals named in the Summary Compensation Table is as follows: Jeffrey A. Ludrof — 24 years, Jan R. Van Gorder — 24 years, Philip A. Garcia — 24 years, John J. Brinling, Jr. — 30 years and Douglas F. Ziegler — 17 years.

     The benefits under the Retirement Plans are computed on the basis of straight-life annuity amounts and a life annuity with a ten-year certain benefit. The benefits listed in the Pension Plan Table are not subject to deduction for Social Security or other offset amounts. The information in the foregoing table does not reflect certain limitations imposed by the Code. The Code prohibits the inclusion of earnings in excess of $210,000 per year (adjusted periodically for cost of living increases) in the average earnings used to calculate benefits. The Code also limits the maximum annual pension (currently $170,000, but adjusted periodically for cost of living increases) that can be paid to each eligible employee. The SERP provides benefits for senior management in excess of the earnings limitations imposed by the Code similar to those provided to all other full-time employees as if the Code limitations were not in effect. Those benefits are incorporated into the Pension Plan Table.

Director Compensation

     The annual retainer for directors for services to all member companies of the Erie Insurance Group, including the Company, is $25,000, plus $1,500 for each meeting attended and $1,500 for each committee meeting attended plus an additional $2,000 per year for each committee chairperson. The Company’s share of the retainer in 2004 was 20%. In addition, all directors are reimbursed for their expenses incurred in attending meetings. Officers of the Company who serve as directors are not compensated for attendance at meetings of the Board of Directors and its committees. See also “Certain Transactions.” A director may elect prior to the end of a calendar year to defer receipt of up to 100% of the director’s board compensation for the following year, including retainers, meeting fees and chairperson fees. A deferred compensation account is maintained for each outside director who elects to defer board compensation. A director who defers board compensation may select hypothetical investment options for amounts in the director’s deferred compensation account and such account is credited, including with hypothetical interest, based on the investment results of the hypothetical investment options selected.

     In 2002, EIC’s Board of Directors, at the recommendation of the Compensation Committee, approved a deferred stock compensation plan for EIC’s outside directors. The purpose of this plan is to further align the interests of outside directors with shareholders by providing for a portion of annual compensation for the directors’ services in shares of EIC’s Class A Common Stock. A deferred stock account is maintained for each outside director under the plan. The account is credited annually with a grant of shares of EIC’s Class A Common Stock determined by dividing $25,000 by the closing price of EIC’s Class A Common Stock on the first business day after EIC’s annual meeting of shareholders. Each director vests in the grant 25% every three full calendar months over the course of a year, with the final 25% vesting on the date of the next annual meeting if the next annual meeting is held before the final three full calendar months have elapsed. Dividends paid by EIC are reinvested into each director’s account with additional shares of EIC’s Class A Common Stock and such credited shares vest immediately. EIC accounts for the fair value of its grants under the plan in accordance with FAS 148, “Accounting for Stock-Based Compensation.” The annual charge related to this plan to Erie Insurance Group totaled approximately $338,713 for 2004; the Company’s share of this charge for 2004 was approximately 20%.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Company presently consists of Robert C. Wilburn, Chair, Kaj Ahlmann and Wilson C. Cooney. No member of the Compensation Committee is a former or current officer or employee of the Company, the Exchange, EIC or any of their respective subsidiaries or affiliates. All of the directors that serve on the Compensation Committee are independent as independence is defined in the rules of Nasdaq and the Holding Companies Act. Furthermore, no executive officer of the Company serves as a member of a compensation committee of another entity, one of whose executive officers serves on the Compensation Committee, or as a director of the

Company, nor does any executive officer of the Company serve as a director of another entity, one of whose executive officers serves on the Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

     The following report of the Compensation Committee and the performance graph that immediately follows that report do not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report or the performance graph by reference therein.

     The general philosophy of the Compensation Committee is to provide executive compensation designed to enhance shareholder value, including annual compensation, consisting of base salary, annual and long-term incentive compensation and equity-based compensation. To this end, the Compensation Committee designs and oversees compensation plans and incentives to link the financial interests of the Company’s executive and senior officers to the interests of its shareholders, encourage support of the Company’s long-term goals, tie executive compensation to the Company’s performance, attract and retain talented leadership and encourage ownership of [the Company’s] stock by executive and senior officers.

     In making decisions affecting executive compensation, the Compensation Committee reviews the nature and scope of the officer’s responsibilities as well as his or her effectiveness in supporting the Company’s long-term goals. The Compensation Committee also considers the compensation practices of other corporations that compete with the Company. Based upon these and other factors that it considers relevant, and in light of the Company’s overall long-term performance, the Compensation Committee has considered it appropriate and in the best interest of the shareholders and the Company to set overall executive compensation at a level that enables the Company to continue to attract, retain and motivate highly qualified executive personnel.

     In addition, the Compensation Committee is responsible for the oversight of the Company’s management succession planning to ensure continuity of leadership. The Compensation Committee assesses executive development twice each year and reports and reviews such development activity with the Board of Directors on an annual basis.

     The Compensation Committee reviewed the operation and effectiveness of the current executive compensation program, determined the plan design and results were effective, and recommended the program continue for 2005.

     The Compensation Committee engaged Towers Perrin to conduct an industry analysis of executive and senior officer compensation. The study evaluated competitive compensation information from businesses generally as well as from other insurance companies. The information collected included base salaries, annual and long-term incentive awards and target compensation levels by position. The results of the analysis were used to assess compensation for the Company’s Chief Executive Officer and the four next most highly compensated executive officers.

     Towers Perrin also was engaged to conduct a general and insurance industry-specific competitive compensation analysis of director compensation. The Compensation Committee and the Board of Directors reviewed the findings of the analysis and agreed to reconsider the matter at the April 2005 Board meeting.

     In April 2004, the Compensation Committee interviewed several individuals to serve as an independent consultant to the Compensation Committee on matters related to executive compensation. William Strahan, of Mercer Consulting, was retained by the Compensation Committee to serve in this capacity on an as-needed basis.

     The Compensation Committee initiated a review and analysis of the employment agreements for executive officers. The findings of the analysis, conducted by Towers Perrin, will be reviewed by the Compensation Committee and the Board when completed.

     On January 1, 2004, a new Annual Incentive Plan and a new Long-Term Incentive Plan were implemented. Both plans were subsequently approved by holders of shares of EIC’s Class B Common Stock at the 2004 Annual Meeting. Participants include the chief executive officer, all other executive officers, senior vice presidents and regional vice presidents.

     Erie Family Life Insurance Company Executive Compensation and Development Committee:

Robert C. Wilburn, Chair
Kaj Ahlmann
Wilson C. Cooney

February 17, 2005

Comparison of Cumulative Total Shareholder Return on the Company’s Common Stock with Certain Averages

     The following graph depicts the cumulative total shareholder return for the periods indicated for the Company’s Common Stock compared to the Standard & Poor’s 500 Stock Index and the Standard & Poor’s Supercomposite Life & Health Insurance Index.

CUMULATIVE TOTAL SHAREHOLDER RETURN COMPARISON(1) CHART

	1999	2000	2001	2002	2003	2004
	$	$	$	$	$	$
Erie Family Life Insurance Company	100	79	112	115	159	177
Standard & Poor’s 500 Stock Index	100	91	80	62	80	89
Standard & Poor’s Supercomposite Life & Health Insurance Index	100	114	103	87	110	136

(1)	Assumes $100.00 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in the Company’s Common Stock, Standard & Poor’s 500 Stock Index and Standard & Poor’s Supercomposite Life & Health Insurance Index. Cumulative total shareholder return assumes the reinvestment of dividends.

CERTAIN TRANSACTIONS

     J. Ralph Borneman, Jr., a director of the Company, and Samuel P. Black, III, a director of the Company until December 2004, are officers and principal shareholders of insurance agencies that receive insurance commissions in the ordinary course of business from the Company in accordance with the Erie Insurance Group’s standard commission schedules and agents’ contracts. Such payments made in 2004 to the agencies for commissions written on insurance policies from the

Company and the property and casualty companies managed by EIC amounted to $5,534,856 and $499,701 for the Borneman and the Black insurance agencies, respectively.

     Pursuant to previously approved compensation arrangements for executive officers, EIC maintained split-dollar life insurance arrangements for the following former Chief Executive Officers: Mr. Hirt, the Chairman of the Board of Directors, and Thomas B. Hagen, the husband of Mrs. Hagen, a director of the Company and the father of Jonathan Hirt Hagen, a nominee for election as a director at the Annual Meeting. EIC also maintained split-dollar life insurance arrangements for two current executive officers who serve as directors of the Company: Jeffrey A. Ludrof, the Company’s President and Chief Executive Officer, and Jan R. Van Gorder, the Company’s Senior Executive Vice President, Secretary and General Counsel. In 2003, EIC negotiated the termination of these split-dollar arrangements.

     For all split-dollar insurance policies for which Thomas B. Hagen and Susan Hirt Hagen are the insureds, the policy owner in each case is an irrevocable trust created by the insured. With respect to the single life split-dollar insurance policies purchased in 1988 with Thomas B. Hagen or Susan Hirt Hagen as the insured, the policy owner entered into an agreement to reimburse EIC on December 31, 2003 for insurance premiums it previously advanced totaling $258,008. Under the split-dollar agreement, this reimbursement was not due until the death of the insured for each policy. The owner of the policies borrowed against the policies to make this repayment. Beginning in 2004, EIC agreed to provide annually to the policy owners, as indemnification for the early repayment, an amount equal to the interest on the policy loans, grossed up for income taxes. The amount of this payment for 2004 was $45,384. With respect to the second to die split-dollar life insurance policies purchased in 1990 with Thomas B. Hagen and Susan Hirt Hagen as joint insureds, EIC agreed to forgive the policy owner’s obligation to reimburse EIC for premiums previously advanced by it in the amount of $543,938. EIC also agreed to indemnify Thomas B. Hagen in the amount of $414,661 for the income tax liability resulting from the forgiveness of this obligation, which payment was made on January 14, 2004. The forgiveness and the tax indemnification satisfy EIC’s obligation to Thomas B. Hagen to maintain the 1990 policies until the second to die of the insureds, pursuant to an agreement dated October 21, 1993 between Thomas B. Hagen and EIC.

     With respect to the single life split-dollar insurance policies purchased in 1988 with Mr. Hirt as the insured, the policy owner entered into an agreement to reimburse EIC on December 31, 2003 for insurance premiums it previously advanced totaling $256,662. Under the split-dollar agreement, this reimbursement was not due until the death of the insured. The owner of the policy borrowed against the policy to make this repayment. Beginning in 2004, EIC agreed to provide annually to the insured, as indemnification for the early repayment, an amount equal to the interest on the policy loan, grossed up for income taxes. The amount of this payment for 2004 was $42,744. With respect to the second to die split-dollar life insurance policy purchased in 1990 with Mr. Hirt and his wife as the insureds, the policy owner entered into an agreement to reimburse EIC on December 31, 2003 for insurance premiums it previously advanced totaling $914,304. Under the split-dollar agreement, this reimbursement was not due until the death of the respective insured. The owner of the policy borrowed against the policy to make this repayment. Beginning in 2004, EIC agreed to provide annually to the insureds, as indemnification for the early repayment, an amount equal to the average value of the economic benefit to the insureds for the next five years. This value was derived from the

P.S. 58 rates provided by the Internal Revenue Service to measure the taxable economic benefit received by employees from the pure insurance protection provided by split-dollar plans and qualified retirement plans. These payments totaled $70,645 and $74,617 in 2005 and 2004, respectively.

     Effective May 1, 2003, EIC entered into leases expiring on April 30, 2006 for each floor of a three-story office building, with a lower level basement, in Erie, Pennsylvania. The first two floors of the building are owned jointly by the Black Interests Limited Partnership, of which Samuel P. Black, III, a director of the Company and of EIC until December 2004, is the managing general partner and a limited partner, and by the estate of Mr. Black’s father, of which Mr. Black is executor. The lower level basement area is owned by Historic Square Properties, a general partnership in which Jan R. Van Gorder, the Company’s and EIC’s Senior Executive Vice President, Secretary and General Counsel and a director, is a general partner with an approximately one-third economic interest. This lease transaction for the office building was authorized by EIC’s Board of Directors; Mr. Black and Mr. Van Gorder recused themselves from discussion of and voting on the lease transaction. In addition, the interests of Mr. Black and Mr. Van Gorder in the office building were disclosed to the Board of Directors prior to its approval of the lease transaction. The amount of rent paid by EIC to the Black Interests Limited Partnership and the estate of Mr. Black’s father during 2004 were $112,500 and $37,500, respectively. The amount of rent paid to Historic Square Properties during 2004 was $32,000. In addition, EIC made property tax reimbursement payments to the Black Interests Limited Partnership, the estate of Mr. Black’s father and Historic Square Properties in the amounts of $21,150, $7,050 and $3,593, respectively, during 2004.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

     Pursuant to the Company’s Bylaws, the Audit Committee has sole authority to engage the Company’s independent registered public accountants. The Audit Committee annually considers the selection of the Company’s independent registered public accountants. The Audit Committee selected Ernst & Young LLP to be the Company’s independent registered public accountants for the fiscal years ended December 31, 2004 and 2003 and Ernst & Young LLP served in that capacity for the fiscal years ended December 31, 2004 and 2003.

     Malin, Bergquist & Co. (“M,B&C”) served as the Company’s independent auditors for the Company’s 2002 fiscal year. M,B&C’s report on the Company’s consolidated financial statements for 2002 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. For the Company’s 2002 fiscal year, and through March 27, 2003, the date of the Company’s initial appointment of Ernst & Young LLP, the Company had no disagreements with M,B&C on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure that, if not resolved to M,B&C’s satisfaction, would have caused M,B&C to make reference to the subject matter in connection with its report on the Company’s consolidated financial statements for such year; and there were no reportable events, as specified in Item 304(a)(1)(v) of Regulation S-K of the SEC.

     The Company provided M,B&C with a copy of the foregoing disclosures. The Company’s Report on Form 8-K/A dated March 27, 2003 included as Exhibit 16.1 a copy of M,B&C’s letter, dated March 27, 2003, stating its agreement with such statements.

     For the Company’s 2002 fiscal year, and through March 27, 2003, the Company did not consult Ernst & Young, LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

     Representatives from Ernst & Young LLP are expected to attend the Annual Meeting and will have the opportunity to make a statement if they so desire. Such representatives are expected to be available at the Annual Meeting to respond to appropriate questions from shareholders.

REPORT OF THE AUDIT COMMITTEE

     The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

     The Audit Committee of the Board of Directors oversees the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Board of Directors has adopted a written charter for the Audit Committee, which may be viewed on the Company’s website at: http://www.erieinsurance.com. The Audit Committee is presently comprised of five directors, all of whom are independent directors as defined in the Nasdaq and SEC rules and all of whom satisfy the financial literacy requirements thereof. In addition, the Board of Directors has determined that one member of the Audit Committee, Mr. Baily, satisfies the financial expertise requirements and has the requisite experience as defined by rules of the SEC. The Audit Committee’s charter states that members may not simultaneously serve on the audit committees of more than two other public companies without approval of the Board of Directors. Mr. Baily, Mr. Graham and Mr. Lilly serve on the audit committees of more than two other public companies and the Board of Directors has determined that Mr. Baily’s, Mr. Graham’s and Mr. Lilly’s ability to serve on the Audit Committee has not been impaired.

     The Audit Committee, which met eight times during 2004, has the responsibility, consistent with the requirements of Section 1405(c)(4) of the Holding Companies Act and the Company’s Bylaws, for the selection of independent registered public accountants, reviewing the scope and results of the audit and reviewing the adequacy of the Company’s accounting, financial, internal and operating controls.

     The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2004 with management.

     The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board No. 1, Independence Discussions with

Audit Committees, and has discussed with the independent registered public accountants their independence.

     The Audit Committee reviews its charter annually. The Audit Committee has also established a procedure whereby persons with complaints or concerns about accounting, internal control or auditing matters may contact the Audit Committee.

     Based upon the discussions and reviews referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 to be filed with the SEC.

     Erie Family Life Insurance Company Audit Committee:

John T. Baily, Chair
John R. Graham
C. Scott Hartz
Claude C. Lilly, III
Robert C. Wilburn

February 21, 2005

AUDIT FEES

     The Audit Committee approves the fees and other significant compensation to be paid to the independent registered public accountants for the purpose of preparing or issuing an audit report or related work. The Company provides appropriate funding, as determined by the Audit Committee, for payment of fees and other significant compensation to the independent registered public accountants. The Audit Committee also preapproves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accountants, subject to the de minimis exceptions for non-audit services described in the Exchange Act. The Audit Committee delegated to the Audit Committee Chair preapproval authority for additional audit and non-audit services subject to subsequent approval by the full Audit Committee at its next scheduled meeting.

     The Audit Committee reviewed and discussed with Ernst & Young LLP the following fees for services, none of which were deemed to be for consulting services, rendered for the 2004 and 2003 fiscal years and considered the compatibility of non-audit services with Ernst & Young LLP’s independence:

	2004
	EIC and	The Exchange and
	Subsidiaries	Subsidiary	The Company	Total
Audit Fees	$1,356,597	$169,273	$361,876	$1,887,746
Audit-Related Fees	—	—	—	--
Tax Fees	—	—	5,163	5,163
All Other Fees	6,000	—	—	6,000

Total Fees	$1,362,597	$169,273	$367,039	$1,898,909

	2003
	EIC and	The Exchange and
	Subsidiaries	Subsidiary	The Company	Total
Audit Fees	$718,847	$141,837	$225,235	$1,085,919
Audit-Related Fees	—	—	—	—
Tax Fees	—	—	—	—
All Other Fees	6,000	—	—	6,000

Total Fees	$724,847	$141,837	$225,235	$1,091,919

ANNUAL REPORT

     A copy of the Company’s Annual Report for 2004 is being mailed to all holders of Common Stock together with this Proxy Statement.

OTHER MATTERS

     The Board of Directors does not know of any matter to be presented for consideration at the Annual Meeting other than the matters described in the Notice of Annual Meeting, but if any matters are properly presented, execution of the proxy enclosed herewith shall confer discretionary authority upon the persons named to vote on any other matter presented at the Annual Meeting as directed by a majority of the Company’s Board of Directors unless prohibited by applicable provisions of the Exchange Act.

By Order of the Board of Directors,

Jan R. Van Gorder,
Senior Executive Vice President,
Secretary and General Counsel

March 18, 2005
Erie, Pennsylvania

APPENDIX

ERIE FAMILY LIFE INSURANCE COMPANY

EXECUTIVE COMPENSATION AND DEVELOPMENT
COMMITTEE CHARTER

ERIE FAMLY LIFE INSURANCE COMPANY

EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE CHARTER

     The Executive Compensation & Development Committee (the “Committee”) shall be a committee comprised of members of the Board of Directors (the “Board”) of Erie Family Life Insurance Company (the “Company”).

COMPOSITION AND APPOINTMENT OF THE EXECUTIVE COMPENSATION & DEVELOPMENT COMMITTEE

     The Committee shall consist of not less than three Directors who are not officers or employees of the Company or of any entity controlling, controlled by, or under common control with the Company and who are not beneficial owners of a controlling interest in the voting securities of the Company. Members of the Committee shall also meet the requirements of an “independent director” as that term is defined under Rules of the Nasdaq Stock Market®. The members of the Committee shall be appointed by the Board. Members shall serve at the pleasure of the Board.

COMMITTEE STRUCTURE AND OPERATIONS

     The Board shall designate one member of the Committee as its chairperson. The Committee shall meet in person or telephonically at least three times a year at a time and place determined by the Committee chairperson, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson.

SCOPE OF THE EXECUTIVE COMPENSATION & DEVELOPMENT COMMITTEE’S RESPONSIBILITIES

1.	In consultation with management, establish the Company’s general policies relating to executive compensation, and oversee the development and implementation of compensation and succession programs;

2.	Review and approve the objectives relevant to the Chief Executive Officer’s (“CEO”) compensation, evaluate the CEO’s performance in light of those goals and objectives, establish and recommend the CEO’s compensation level for Board review;

3.	Assess and recommend to the Board the competitiveness and appropriateness of the salaries, variable compensation, short and long term incentive plan awards, terms of employment, non-qualified retirement plans, severance benefits, and perquisites of the CEO and Executive Vice Presidents of the Company and such other named executives as required by rules of the Securities and Exchange Commission or the listing Standards of the Nasdaq Stock Market®;

4.	Review and make recommendations to the Board with respect to the adoption, amendment and termination of the Company’s management incentive compensation plans, oversee the administration and discharge any duties imposed on the Committee by any of those plans;

5.	Review and make recommendations to the Board with respect to Board of Directors’ compensation;

6.	Review management’s long-range planning for executive development and succession. In consultation with the CEO, develop a CEO and Executive Officer succession plan for review and recommendation to the Board;

7.	Approve the Committee’s annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations;

8.	Regularly report to the Board regarding the Committee’s activities;

9.	Regularly undertake a self-assessment process to ensure the accomplishment of its intended purposes; and

10.	The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve any necessary and appropriate fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management.

RESOURCE AND AUTHORITY

     This Charter is subject to periodic review and amendment by the Board of Directors.

December 3, 2004

ERIE FAMILY LIFE INSURANCE COMPANY
COMMON STOCK
PROXY

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 19, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints F. William Hirt, Jan R. Van Gorder and Jeffrey A. Ludrof and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of the Common Stock of Erie Family Life Insurance Company (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Auditorium of the F. W. Hirt-Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530 on April 19, 2005 at 11:00 a.m. local time, and at any adjournment, postponement or continuation thereof, as follows:

1.	ELECTION OF DIRECTORS

	☐ FOR all candidates listed below	☐	WITHHOLD AUTHORITY
to vote for the candidates listed below

INSTRUCTION: To withhold authority to vote for any individual candidate, strike a line through the candidate’s name in the list below.

Kaj Ahlmann, John T. Baily, J. Ralph Borneman, Jr., Wilson C. Cooney, Patricia Garrison-Corbin, John R. Graham, Jonathan Hirt Hagen, Susan Hirt Hagen, C. Scott Hartz, F. William Hirt, Claude C. Lilly, III, Jeffrey A. Ludrof, Robert C. Wilburn.

In their discretion, the proxies, on behalf of and at the direction of the Board of Directors of the Company, are authorized to vote with respect to matters incident to the conduct of the Annual Meeting and upon such other business as may properly come before the Annual Meeting, pursuant to Securities and Exchange Commission Rules and any adjournment, postponement or continuation thereof.

This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR the candidates for Director named above.

This proxy should be dated, signed by the shareholder(s) and returned promptly to the Company in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

(SEAL)

(SEAL)

Date: ____________, 2005